Exhibit 10.5
March 7, 2011
Western Digital Corporation
Western Digital Technologies, Inc.
Western Digital Ireland, Ltd.
3355 Michelson Drive
Irvine, California 92612
Attention: Mr. Wolfgang Nickl, Senior Vice President and Chief Financial Officer
Project Newport Commitment Letter
$2,500,000,000 Senior Credit Facilities
Ladies and Gentlemen:
Western Digital Corporation, a Delaware corporation (“Holdings”), Western Digital Technologies, Inc., a Delaware corporation (“WDT”), and Western Digital Ireland, Ltd., a limited liability company organized under the laws of the Cayman Islands (the “Cayman Borrower” and, together with WDT, the “Borrowers” and the Borrowers together with Holdings individually or collectively, as the context may indicate, referred to herein as “you”), have entered into that certain Stock Purchase Agreement, dated as of March 7, 2011 with Hitachi, Ltd., a company incorporated under the laws of Japan (the “Seller”), and Viviti Technologies Ltd., a company incorporated under the laws of the Republic of Singapore (the “Target”) and a wholly owned subsidiary of the Seller, and have also advised Bank of America, N.A. (“Bank of America”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”) that the Cayman Borrower intends to acquire all of the outstanding equity interests of the Target for an aggregate consideration of not more than approximately $4,500,000,000, subject to adjustment as provided in the Acquisition Agreement (as defined in the Conditions Annex (as defined below)) (the “Acquisition”), a portion of which will be paid in cash and a portion of which will be paid with common equity of Holdings.
You have also advised Bank of America and MLPFS that you intend to finance the Acquisition, refinance certain existing indebtedness of Holdings and its subsidiaries (including indebtedness of WDT under that certain Credit Agreement dated as of February 11, 2008 (as amended, restated, supplemented or otherwise modified through the Closing Date (as defined in the Summary of Terms (as defined below)), the “Existing Credit Agreement”) by and among WDT, as borrower, certain lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent) (collectively, all such indebtedness refinancing, the “Refinancing”), pay certain costs and expenses related to the Transactions (as defined below) and provide for certain ongoing working capital and other general corporate purposes of the Borrowers and their respective subsidiaries after consummation of the Acquisition from the following sources (and that no material financing other than the financing described herein will be required in connection with the Transactions): (a) common equity of Holdings, which will be purchased from Holdings by the Cayman Borrower for cash in accordance with the Acquisition Agreement (the “Stock Consideration”), (b) cash on hand of the Cayman Borrower in accordance with the Acquisition Agreement (the “Cash on Hand Consideration”) and (c) a portion of up to $2,500,000,000 in senior credit facilities (the “Senior Credit Facilities”) of the Borrowers, composed of (i) term loan facilities aggregating up to $2,000,000,000, of which $1,725,000,000 shall be available to the Cayman Borrower and $275,000,000 shall be available to WDT (provided that the allocation of the $2,000,000,000 aggregate principal amount of the term loan facilities between WDT and the Cayman Borrower may be adjusted by Holdings and the Borrowers on the Closing Date, at their option) and (ii) a revolving credit facility of up to $500,000,000 which shall be available to either Borrower. The Acquisition (including the payment of all amounts, including the Stock Consideration and the Cash on Hand Consideration), the Refinancing, the entering into and funding of the Senior Credit Facilities and all related transactions are hereinafter collectively referred to as the “Transactions.” The anticipated sources and uses for the financing for the Transactions are as set forth on Schedule 1 hereto, subject to adjustment as contemplated by the Acquisition Agreement or otherwise agreed. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Summary of Terms and Conditions attached as Exhibit A hereto and incorporated herein by this reference (the “Summary of Terms”) and the Conditions Annex attached hereto as Exhibit B (the “Conditions Annex” and, collectively with this letter and the Summary of Terms, this “Commitment Letter”)
In connection with the foregoing, Bank of America is pleased to advise you of its commitment to provide the full principal amount of the Senior Credit Facilities and to act as the sole administrative agent (in such capacity, the “Administrative Agent”) for the Senior Credit Facilities, all upon and subject to the terms and conditions set forth in this Commitment Letter. MLPFS is pleased to advise you of its willingness, as the sole lead arranger and sole book manager (in such capacities, the “Lead Arranger”) for the Senior Credit Facilities, to form a syndicate of financial institutions (including Bank of America) (collectively, the “Lenders”) for the Senior Credit Facilities, all upon and subject to the terms and conditions set forth in this Commitment Letter.
Subject to the succeeding sentence, the commitment of Bank of America hereunder and the undertaking of MLPFS to provide the services described herein are subject solely to the satisfaction of each of the conditions set forth in the Conditions Annex. Notwithstanding anything in this Commitment Letter, the fee letter among you, Bank of America and MLPFS of even date herewith (the “Fee Letter”), the definitive loan documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations relating to Holdings, the Target and/or either of their respective subsidiaries and businesses the accuracy of which shall be a condition to the availability of the Senior Credit Facilities on the Closing Date shall be (A) such of the representations made by the Target and/or the Seller with respect to the Target and/or its subsidiaries in the Acquisition Agreement (as defined in the Summary of Terms) as are material to the interests of the Lenders, but only to the extent that any of you or your affiliates have the right to terminate your or their respective obligations under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement, determined without regard to whether any notice is required to be delivered by you or any of your affiliates (such representations, the “Specified Acquisition Agreement Representations”) and

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(B) the Specified Representations (as defined below) and (ii) the terms of the definitive loan documentation shall be in a form such that they do not impair the availability of the Senior Credit Facilities on the Closing Date if the conditions set forth in this paragraph of the Commitment Letter and the Conditions Annex are satisfied. For purposes hereof, “Specified Representations” means the representations and warranties referred to in the Summary of Terms relating to legal existence of the Credit Parties (as defined in the Summary of Terms); organizational power and authority, due authorization, execution and delivery and enforceability, in each case relating to the entering into and performance of the definitive loan documentation by the Credit Parties party thereto; no conflict of the definitive loan documentation with the Credit Parties’ organizational documents or material applicable law; solvency as of the Closing Date (after giving effect to the Transactions) of Holdings and its subsidiaries on a consolidated basis; use of proceeds; Federal Reserve margin regulations; the Investment Company Act; and the Act (as defined below). This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provision.”
MLPFS intends to commence syndication of the Senior Credit Facility promptly upon your acceptance of this Commitment Letter and the Fee Letter, and notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, you agree to provide Bank of America and MLPFS a period of 30 consecutive days (excluding traditional blackout and holiday periods in the bank market) following the date of delivery of the Information Materials (as defined below), including the financial statements described in paragraph 2 of the Conditions Annex in a form customarily delivered in connection with senior credit facilities, to syndicate the Senior Credit Facilities; provided that, unless you consent in writing, Bank of America shall not be relieved or novated from its commitments and other obligations hereunder in connection with any such syndication or assignment until the Closing Date has occurred and Bank of America shall retain exclusive control over all rights and obligations with respect to its commitments, including all rights with respect to consents, modifications and amendments, until the Closing Date has occurred.
You agree to actively assist, and to use your commercially reasonable efforts to cause the Target and its relevant subsidiaries, and appropriate members of the management teams of any of them, to actively assist, MLPFS in achieving a Successful Syndication (as defined in the Fee Letter). Such assistance shall include your (a) providing, causing your advisors to provide and using your commercially reasonable efforts to cause the Target, and appropriate members of its management team, to provide Bank of America and MLPFS and the other Lenders upon request with all information reasonably deemed necessary by Bank of America and MLPFS to complete syndication, including, but not limited to, information and evaluations prepared by you and your advisors, or on your behalf, relating to the transactions contemplated hereby (including the Projections (as defined below), the “Information”), (b) assisting, and using your commercially reasonable efforts to cause the Target, and appropriate members of its management team, to assist in the preparation of Information Memoranda and other materials to be used in connection with the syndication of the Senior Credit Facilities (collectively with the Summary of Terms and any additional summary of terms prepared for distribution to Public Lenders (as defined below), the “Information Materials”), (c) using your commercially reasonable efforts to ensure that the syndication efforts of MLPFS benefit materially from your existing banking relationships, (d) your ensuring that there is no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of Holdings or any of its subsidiaries or

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affiliates (after giving effect to the Acquisition) and (e) otherwise assisting Bank of America and MLPFS in their syndication efforts, including by making your officers, and accounting and legal advisors available and using your commercially reasonable efforts (and to the extent reasonable and practical) to make officers and accounting and legal advisors of the Target (or its subsidiaries) available, from time to time to attend and make presentations regarding the business and prospects of Holdings and its subsidiaries (including the Target and its subsidiaries), as appropriate, at one or more meetings of prospective Lenders. Notwithstanding any earlier termination of this Commitment Letter, the provisions of this paragraph and the next following paragraph shall remain in full force and effect until the earliest of (i) sixty (60) days following the Closing Date, (ii) completion of a Successful Syndication and (iii) the termination of this Commitment Letter pursuant to the last paragraph hereof other than as a result of the occurrence of the Closing Date (such earliest date, the “Syndication Assistance Termination Date”).
It is understood and agreed that MLPFS will manage and control all aspects of the syndication in consultation with you and in a manner reasonably acceptable to you, including (a) decisions as to the selection of prospective Lenders and any titles offered to proposed Lenders, (b) when commitments will be accepted, (c) the final allocations of the commitments among the Lenders, and (d) subject to the limitations with respect thereto in the Fee Letter, the amount and distribution of the fees among the Lenders. It is understood that no Lender participating in the Senior Credit Facilities will receive compensation from you, the Target or any of your or their respective subsidiaries or affiliates in order to obtain its commitment, except on the terms contained herein and in the Summary of Terms or the Fee Letter. MLPFS agrees not to syndicate any of the commitments with respect to the Senior Credit Facilities to those financial institutions and other entities that have been specified by you in a separate letter dated the date hereof by and among the parties hereto and which references this Commitment Letter (such institutions, the “Excluded Lenders”).
You represent, warrant and covenant that (with respect to information relating to the Target, the Seller and their subsidiaries, to your knowledge) (a) all financial projections concerning the Borrowers and their subsidiaries or Holdings and its subsidiaries (in each case, after giving effect to the Transactions) that have been or are hereafter made available to Bank of America, MLPFS or the Lenders by you, the Target, the Seller or any of your or their representatives (or on your or their behalf) (the “Projections”) have been or will be prepared in good faith based upon assumptions believed by you or the Seller or the Target, as applicable, to be reasonable at the time made and at the time furnished to Bank of America, MLPFS or any Lender (it being understood that such Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of you, the Target or the Seller and no assurances can be given that such Projections will actually be realized) and (b) all Information, other than Projections, which has been or is hereafter made available to Bank of America, MLPFS or the Lenders by you, the Target, the Seller or any of your or their respective representatives (or on your or their behalf) in connection with any aspect of the Transactions, as and when furnished, taken as a whole, is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances under which such statements were made. You agree to furnish us (or, with respect to information relating to the Seller, the Target or any of their subsidiaries furnished prior to the Closing Date, use commercially reasonable efforts to furnish us) with further and supplemental

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information from time to time until the Closing Date, and, if a Successful Syndication has not been achieved as of the Closing Date, for a reasonable period (not later than the Syndication Assistance Termination Date) thereafter as is necessary to achieve a Successful Syndication so that the representation, warranty and covenant in the immediately preceding sentence are correct in all material respects on the Closing Date and such later date as if the Information were being furnished, and such representation, warranty and covenant were being made, on each such date (except to the extent such representation, warranty and covenant relates to an earlier date, on and as of such earlier date). The provisions of the immediately preceding sentence shall remain in full force and effect until the occurrence of the Syndication Assistance Termination Date. In issuing this commitment and in arranging and syndicating the Senior Credit Facilities, Bank of America and MLPFS are and will be using and relying on the Information without independent verification thereof.
You acknowledge that (a) MLPFS and/or Bank of America on your behalf will make available Information Materials to the proposed syndicate of Lenders by posting the Information Materials on IntraLinks or another similar electronic system and (b) certain prospective Lenders (such Lenders, “Public Lenders”; all other Lenders, “Private Lenders”) may have personnel that do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Credit Parties or their respective affiliates (including the Target and its affiliates) and/or the Seller, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such entities’ securities. If requested, you will assist us in preparing an additional version of the Information Materials not containing MNPI (the “Public Information Materials”) to be distributed to prospective Public Lenders.
Before distribution of any Information Materials (a) to prospective Private Lenders, you shall provide us with a customary letter authorizing the dissemination of the Information Materials and (b) to prospective Public Lenders, you shall provide us with a customary letter authorizing the dissemination of the Public Information Materials and confirming the absence of MNPI therefrom. In addition, at our request, you shall identify Public Information Materials by clearly and conspicuously marking the same as “PUBLIC”.
You agree that MLPFS and/or Bank of America on your behalf may distribute the following documents to all prospective Lenders, unless you advise MLPFS and Bank of America in writing (including by email) within a reasonable time prior to their intended distributions that such material should only be distributed to prospective Private Lenders: (a) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda, (b) notifications of changes to Senior Credit Facilities’ terms and (c) drafts and final versions of definitive documents with respect to the Senior Credit Facilities. If you advise us that any of the foregoing items should be distributed only to Private Lenders, then MLPFS and Bank of America will not distribute such materials to Public Lenders without further discussions with you. You agree (whether or not any Information Materials are marked “PUBLIC”) that Information Materials made available to prospective Public Lenders in accordance with this Commitment Letter shall not contain MNPI.

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By executing this Commitment Letter, you agree to reimburse Bank of America and MLPFS from time to time on demand for all reasonable out-of-pocket fees and expenses (including, but not limited to, (a) the reasonable fees, disbursements and other charges of one lead counsel, Winston & Strawn LLP, as counsel to the Lead Arranger and the Administrative Agent, and of appropriate local counsel, if any, limited to one such counsel in each jurisdiction, to the Lenders retained by the Lead Arranger or the Administrative Agent and (b) reasonable due diligence expenses) incurred in connection with the Senior Credit Facilities, the syndication thereof, the preparation of the definitive loan documentation and with any other aspect of the Transactions. You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto.
You agree to indemnify and hold harmless Bank of America, MLPFS, each Lender and each of their affiliates and their respective officers, directors, employees, agents, advisors and other representatives (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and reasonable and documented out-of-pocket expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any aspect of the Transactions or any other matters contemplated by this Commitment Letter or any related transaction or (b) the Senior Credit Facilities and any other financings, or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, bad faith (including a material breach of this Commitment Letter) or willful misconduct. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equityholders or creditors, the Target, any affiliate or creditor of the Target, the Seller or any affiliate or creditor of the Seller or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries or affiliates or to your or their respective equity holders or creditors or to the Target, the Seller or any of their respective affiliates or creditors arising out of, related to or in connection with any aspect of the transactions contemplated hereby, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, bad faith (including a material breach of this Commitment Letter) or willful misconduct. Without derogating or in any manner limiting the Indemnified Parties’ rights to indemnity under this paragraph, Holdings and the Borrower, on the one hand, and the Indemnified Parties, on the other hand, shall not assert any claim for special, indirect, consequential or punitive damages against each other, any of their affiliates, or any of their respective directors, officers, partners, employees, attorneys and agents, on any theory of liability, arising out of or otherwise relating to this Commitment Letter, the Fee Letter, the Senior Credit Facilities, the Acquisition Agreement or the Transactions. Notwithstanding any other provision of this Commitment Letter, (i) no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct or actual damages resulting from the gross negligence, bad faith or willful misconduct of such Indemnified Party as determined by a final and nonappealable judgment of a court of competent jurisdiction and (ii) the indemnity and reimbursement provisions of this Commitment Letter (including this paragraph and the paragraph immediately preceding this paragraph) shall not be applicable in the case of disputes solely between or among Indemnified Parties (provided that in the event of such a dispute involving a claim or proceeding brought against the Administrative Agent or the Lead Arranger (in each case, in its capacity as such) by other Indemnified Parties, the Administrative Agent or the Lead Arranger (in each case, in its capacity as such), as applicable, shall be entitled (subject to the other limitations and exceptions set forth in this and the preceding paragraph) to the benefit of such indemnities) not relating to or in connection with acts or omissions by Holdings, any Borrower or any of their respective affiliates.

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This Commitment Letter and the Fee Letter and the contents hereof and thereof are confidential and, except for disclosure hereof or thereof (i) on a confidential basis to your officers, directors, employees or affiliates or your accountants, attorneys and other professional advisors retained by you in connection with the Senior Credit Facilities, (ii) in connection with the exercise of any remedies under this Commitment Letter, the Fee Letter, the Senior Secured Facilities or any related documents or the enforcement of rights hereunder or thereunder or (iii) as otherwise required in any legal, judicial or administrative proceeding or as otherwise required by law or regulation, in each case only to the extent such disclosure is determined on advice of your counsel so to be required (and in each such case you agree, to the extent permitted by law, to inform us promptly in advance thereof), may not be disclosed in whole or in part to any person or entity without our prior written consent; provided, however, it is understood and agreed that you may disclose this Commitment Letter (including the Summary of Terms) and only a redacted version of the Fee Letter (redacted in a manner reasonably satisfactory to the Lead Arranger) after your acceptance of this Commitment Letter and the Fee Letter, (a) on a confidential basis to the board of directors and advisors of the Seller and the Target in connection with their consideration of the Transactions, (b) in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges and (c) to any rating agency. Bank of America and MLPFS hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), each of them is required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow Bank of America or MLPFS, as applicable, to identify you in accordance with the Act.
You acknowledge that Bank of America and MLPFS or their affiliates (collectively, the “Commitment Parties”) may be providing financing or other services to parties whose interests may conflict with yours. The Commitment parties will not furnish confidential information obtained from you, the Seller, the Target or any of their affiliates to any of their other customers and that they will treat confidential information relating to you, the Seller, the Target and your and their respective affiliates with the same degree of care as they treat their own confidential information; provided, however, that in connection with any aspect of the Transactions and the other services and transactions contemplated hereby, you agree that Bank of America and MLPFS are permitted to access, use and share, on a confidential basis, with any of their bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning you, the Target, the Seller or any of your or their respective affiliates that is or may come into the possession of Bank of America, MLPFS or any of such affiliates. Bank of America and MLPFS further advise you that they will not make available to you confidential information that they have obtained or may obtain from any other customer. In connection with all aspects of the Transactions and each other transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that: (a) (i) the arranging and other services described herein regarding the Senior Credit Facilities are arm’s-length commercial transactions between you and your affiliates, on the one hand, and Bank of America and MLPFS, on the other hand, (ii) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, and (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the Transactions and the other transactions contemplated hereby; (b) (i) each of Bank of America and MLPFS, has been, is, and will be

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acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity and (ii) neither Bank of America nor MLPFS has any obligation to you or your affiliates with respect to the Transactions and the other transactions contemplated hereby except those obligations expressly set forth herein; and (c) Bank of America and MLPFS and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and Bank of America and MLPFS have no obligation to disclose any of such interests to you or your affiliates. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against Bank of America and MLPFS with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter.
This paragraph, the provisions of the immediately preceding five paragraphs, the provisions regarding governing law and waiver of jury trial herein and the other provisions that are expressly stated herein to survive termination of this Commitment Letter shall remain in full force and effect regardless of whether any definitive documentation for the Senior Credit Facilities shall be executed and delivered, and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of Bank of America or MLPFS hereunder; provided that you shall be deemed released of your reimbursement and indemnification obligations hereunder upon the execution of all definitive documentation for the Senior Credit Facilities and the initial extension of credit thereunder.
This Commitment Letter and the Fee Letter may be executed in counterparts which, taken together, shall constitute an original. Delivery of an executed counterpart of this Commitment Letter or the Fee Letter by telecopier, facsimile or other electronic transmission (i.e., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart thereof.

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This Commitment Letter (including the Summary of Terms) and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York. Each of you, Bank of America and MLPFS hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter (including the Summary of Terms), the Fee Letter, the Transactions and the other transactions contemplated hereby and thereby or the actions of Bank of America and MLPFS in the negotiation, performance or enforcement hereof. This Commitment Letter (including the Summary of Terms) and the Fee Letter embody the entire agreement and understanding among Bank of America, MLPFS, you and your affiliates with respect to the Senior Credit Facilities and supersedes all prior agreements and understandings relating to the specific matters hereof. Those matters that are not covered or made clear herein or in the Summary of Terms or the Fee Letter are subject to mutual agreement of the parties. No party has been authorized by Bank of America or MLPFS to make any oral or written statements that are inconsistent with this Commitment Letter. This Commitment Letter is not assignable by Holdings, WDT or the Cayman Borrower without our prior written consent and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties.
This Commitment Letter and all commitments and undertakings of Bank of America and MLPFS hereunder will expire at 8:00 a.m. (Eastern time) on March 7, 2011 unless you execute this Commitment Letter and the Fee Letter and return them to us prior to that time (which may be by facsimile transmission), whereupon this Commitment Letter (including the Summary of Terms) and the Fee Letter (each of which may be signed in one or more counterparts) shall become binding agreements. Thereafter, all commitments and undertakings of Bank of America and MLPFS hereunder will expire on the earliest of (a) the date that is 12 months after the date hereof unless definitive documentation for the Senior Credit Facilities is executed and delivered prior to such date, (b) the closing of the Acquisition or the completion of the Refinancing without the use of the Senior Credit Facilities, or (c) the termination or abandonment of the Acquisition Agreement without consummation of the Acquisition.
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We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours, BANK OF AMERICA, N.A.
By:	/s/ Sugeet Manchanda Madan
	Name:	Sugeet Manchanda Madan
	Title:	Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
By:	/s/ Andrew M. Hensley
	Name:	Andrew M. Hensley
	Title:	Director

ACCEPTED AND AGREED TO
AS OF THE DATE FIRST ABOVE WRITTEN:

WESTERN DIGITAL CORPORATION

By:	/s/ Wolfgang U. Nickl

	Name:	Wolfgang U. Nickl
	Title:	Senior Vice President and Chief Financial Officer

WESTERN DIGITAL TECHNOLOGIES, INC.

By:	/s/ Wolfgang U. Nickl

	Name:	Wolfgang U. Nickl
	Title:	Senior Vice President and Chief Financial Officer

WESTERN DIGITAL IRELAND, LTD.

By:	/s/ Michael C. Ray

	Name:	Michael C. Ray
	Title:	Vice President
Western Digital Corporation
Commitment Letter
Signature Page

SCHEDULE 1
SOURCES AND USES (in millions)

Term Loan proceeds	$2,000
Revolving Loan Proceeds	100
Cash on hand of Cayman Borrower	1,551
Common Stock of Holdings	750
Unvested equity awards	269

Total Sources	$4,670

Acquisition	$4,250
Refinancing of existing debt	350
Estimated fees and expenses	70

Total Uses	$4,670

EXHIBIT A
SUMMARY OF TERMS AND CONDITIONS
WESTERN DIGITAL TECHNOLOGIES, INC.
$ 2,500,000,000 SENIOR CREDIT FACILITIES
Capitalized terms used but not otherwise defined herein shall have the meaning given thereto in the Commitment Letter dated as of March 7, 2011 by and among Holdings, the Borrowers, Bank of America and the Lead Arranger (the “Commitment Letter”) to which this Exhibit A is attached.

Holdings:	Western Digital Corporation, a Delaware corporation (“Holdings”).

Borrowers:	Western Digital Technologies, Inc., a Delaware corporation (“WDT”) and Western Digital Ireland, Ltd., a limited liability company formed under the laws of the Cayman Islands (the “Cayman Borrower” and, together with WDT, the “Borrowers”).

Guarantors:	The obligations of (a) the Borrowers under the Senior Credit Facilities and (b) any Credit Party under any treasury management, interest protection or other hedging arrangements entered into with a Lender (or any affiliate thereof) will be guaranteed by Holdings and each existing and future direct and indirect material domestic subsidiaries of Holdings (collectively, in such capacity, the “Guarantors”). All guarantees will be guarantees of payment and not of collection.

Administrative Agent:	Bank of America, N.A. (“Bank of America”) will act as sole administrative agent (in such capacity, the “Administrative Agent”).

Sole Lead Arranger and Sole Book Manager:	Merrill Lynch, Pierce, Fenner & Smith Incorporated will act as sole lead arranger and sole book manager (in such capacity, the “Lead Arranger”).

Lenders:	A syndicate of financial institutions (including Bank of America) arranged by the Lead Arranger, which institutions shall be acceptable to the Borrowers and the Administrative Agent (collectively, the “Lenders”).

Senior Credit Facilities:	An aggregate principal amount of up to $2,500,000,000 will be available through the following facilities:

Revolving Credit Facility: A $500,000,000 five-year revolving credit facility available to be drawn by either of the Borrowers (the “Revolving Credit Facility”). The Revolving Credit Facility will include a $50 million sublimit for the issuance of standby letters of credit denominated in U.S. dollars only (each a “Letter of Credit”) and a $20 million sublimit for swingline loans (each a “Swingline Loan”). Letters of Credit will be issued by Bank of America (in such capacity, the “Fronting Bank”) and Swingline Loans will be made available by Bank of America, in each case as provided below, and each Revolving Lender will purchase an irrevocable and unconditional participation in each Letter of Credit and each Swingline Loan. The definitive documentation shall contain customary protections for the Fronting Bank and the provider of Swingline Loans with respect to Defaulting Lenders (to be defined in the definitive documentation). Letters of Credit may be issued on the Closing Date to backstop or replace letters of credit outstanding of Holdings and any of its subsidiaries on the Closing Date or for other general corporate purposes.

Term A-1 Facility: A $1,750,000,000 term loan facility, all of which will be drawn by the Cayman Borrower on the Closing Date.

Term A-2 Facility: A $250,000,000 term loan facility, all of which will be drawn by WDT on the Closing Date (together with Term A-1 Facility, the “Term Loan Facilities”);

provided that the allocation of the $2,000,000,000 aggregate principal amount of the Term Loan Facilities between the Term A-1 Facility and the Term A-2 Facility may be adjusted by Holdings and the Borrowers on the Closing Date, at their option.

The Revolving Credit Facility and the Term Loan Facilities are collectively referred to herein as the “Senior Credit Facilities”.

Increase Option:	Senior Credit Facilities will include provisions for increasing the principal amount of the Revolving Credit Facility and the Term Loan Facilities in amounts and pursuant to other terms that are customary and are mutually agreed by the Administrative Agent and the Borrowers.

Swingline Option:	Swingline Loans will be made available at Bank of America’s sole discretion on a same day basis in an aggregate amount not exceeding $20,000,000 and in minimum amounts of $500,000 and integral multiples of $100,000 in excess thereof. The Borrowers must repay each Swingline Loan in full no later than ten (10) business days after such loan is made.

Purpose:	The proceeds of the Senior Credit Facilities shall be used (i) to finance a portion of the purchase price of the Acquisition, (ii) to finance the Refinancing, (iii) to pay fees, costs and expenses in connection with the Transactions and (iv) for working capital, capital expenditures, and other lawful corporate purposes (including permitted acquisitions).

Closing Date:	The execution of definitive loan documentation, expected to occur on or about July 5, 2011, but in no event to occur after the date that is 12 months after the date of the Commitment Letter (the “Closing Date”).

Interest Rates:	As set forth in Addendum I to this Exhibit A.

Maturity:	The Revolving Credit Facility shall terminate and all amounts outstanding thereunder shall be due and payable in full five years after the Closing Date.

Each of the Term Loan Facilities shall be subject to repayment according to the Scheduled Amortization (as defined below), with the final payment of all amounts outstanding, plus accrued interest, being due five years after the Closing Date.

Availability/Scheduled Amortization:	Revolving Credit Facility: Loans under the Revolving Credit Facility may be made on a revolving basis up to the full amount of the Revolving Credit Facility (less any outstanding Letters of Credit and related unreimbursed reimbursement obligations), and Letters of Credit may be issued up to the sublimit for Letters of Credit.

Term Loan Facilities: Each of the Term Loan Facilities will be subject to quarterly amortization of principal of 2.5% of initial aggregate principal amount thereof on the Closing Date (subject to adjustment for optional prepayments), with the remainder paid on the maturity date of the applicable Term Loan Facility (the “Scheduled Amortization”).

Mandatory Prepayments and Commitment Reductions:	None.

Optional Prepayments and Commitment Reductions:	The Borrowers may prepay any outstanding amounts of the Revolving Credit Facility or either of the Term Loan Facilities, at its option, in whole or in part at any time without premium or penalty, subject to reimbursement of the Lenders’ breakage and redeployment costs in the case of prepayment of LIBOR borrowings. Each such prepayment of a Term Loan Facility shall be applied as the Borrowers may direct. The unutilized portion of the commitments under the Revolving Credit Facility may be irrevocably reduced or terminated by the Borrowers at any time without penalty.

Security:	None.

Conditions Precedent to Closing:	As set forth in the Conditions Annex attached as Exhibit B to the Commitment Letter.

Conditions Precedent to All Extensions of Credit:	Each extension of credit under the Senior Credit Facilities, other than the initial extensions of credit on the Closing Date, will be subject to satisfaction of the following conditions: (i) all of the representations and warranties in the loan documentation shall be true and correct in all material respects (or, with respect to representations and warranties modified by materiality standards, in all respects) as of the date of such extension of credit (except to the extent such representations and warranties relate to an earlier date, as of such earlier date) and (ii) no event of default under the Senior Credit Facilities or incipient default shall have occurred and be continuing, or would result from such extension of credit.

Representations and Warranties:	Only the following, which shall apply to Holdings and each of its material subsidiaries, subject to customary and other exceptions and qualifications to be agreed upon: (i) legal existence, qualification and power; (ii) due authorization and no contravention of law, contracts or organizational documents; (iii) governmental and third party approvals and consents; (iv) enforceability; (v) accuracy and completeness of specified financial statements and other information; (vi) no material litigation; (vii) use of proceeds and not engaging in business of purchasing/carrying margin stock; (viii) status under Investment Company Act; (ix) accuracy of disclosure; (x) compliance with laws; and (xi) solvency.

Affirmative and Negative Covenants:	Only the following, which shall apply to Holdings and each of its material subsidiaries, subject to customary and other exceptions and qualifications to be agreed upon:

(a)    Affirmative Covenants — (i) delivery of financial statements, compliance certificates and other information; (ii) delivery of notices (of any default; material litigation, government proceedings or investigations; or material change in accounting or financial reporting practices); (iii) payment of taxes; (iv) preservation of existence; (v) maintenance of books and records, properties and insurance; (vi) compliance with laws (including environmental laws and ERISA); (vii) inspection rights; (ix) use of proceeds; and (x) covenant to guarantee obligations.

(b)   Negative Covenants - Restrictions on (i) liens; (ii) indebtedness, (including guarantees and other contingent obligations); (iii) mergers and other fundamental changes (including sales and other dispositions of all or substantially all of Holdings’ property or assets); (iv) share repurchases, payments of dividends and other distributions (A) on an unlimited basis so long as the Consolidated Leverage Ratio (pro forma for such event) is less than 2.00 to 1.00 and (B) at any other time not to exceed $100,000,000 during the term of the Senior Credit Facilities (and with certain other exceptions to be agreed); (v) changes in the nature of business; (vi) transactions with affiliates; (vii) use of proceeds; (viii) amendments of organizational documents; and (ix) changes in accounting policies or reporting practices.

Financial Covenants:	Only the following:

• Consolidated Interest Coverage Ratio (with financial definitions to be agreed upon) not to be less than 3.0 to 1.0 as of the last day of any fiscal quarter of Holdings.

• Consolidated Leverage Ratio (with financial definitions to be agreed upon) not to be greater than 2.5 to 1.0 as of the last day of any fiscal quarter of Holdings.

Each of the ratios referred to above will be calculated on a consolidated basis for Holdings and its Subsidiaries for each consecutive four fiscal quarter period, and shall be computed on a pro forma basis for the Transactions and for any other acquisitions and dispositions made during any four-quarter period.

Events of Default:	Only the following, which shall apply to the Borrowers, and where applicable, Holdings and each of their respective material subsidiaries, subject to customary and other exceptions and qualifications to be agreed upon: (i) nonpayment of principal, interest, fees or other amounts; (ii) failure to perform or observe covenants set forth in the loan documentation within a specified period of time, where customary and appropriate, after such failure; (iii) any representation or warranty proving to have been incorrect when made or confirmed in any material respect (or, with respect to representations and warranties qualified by materiality standards, in any respect); (iv) cross-default to other indebtedness in an amount to be agreed; (v) bankruptcy and insolvency defaults (with grace period for involuntary proceedings); (vi) inability to pay debts; (vii) monetary judgment defaults in an amount to be agreed and material nonmonetary judgment defaults; (viii) customary ERISA defaults; (ix) actual or asserted invalidity or impairment of any loan documentation; and (x) change of control.

Assignments and Participations:	Revolving Credit Facility Assignments: Subject to the consents described below (which consents will not be unreasonably withheld or delayed), each Lender will be permitted to make assignments to other financial institutions in respect of the Revolving Credit Facility in a minimum amount equal to $5 million.

Term Loan Facility Assignments: Subject to the consents described below (which consents will not be unreasonably withheld or delayed), each Lender will be permitted to make assignments to other financial institutions in respect of either Term Loan Facility in a minimum amount equal to $1 million.

Consents: The consent of Borrowers will be required unless (i) an Event of Default has occurred and is continuing or (ii) the assignment is to a Lender, an affiliate of a Lender or an Approved Fund (as such term shall be defined in the loan documentation). The consent of the Administrative Agent will be required for any assignment (i) in respect of the Revolving Credit Facility or an unfunded commitment under either Term Loan Facility to an entity that is not a Lender with a commitment in respect of the applicable Facility, an affiliate of such Lender or an Approved Fund in respect of such Lender or (ii) of any outstanding term loan to an entity that is not a Lender, an affiliate of a Lender or an Approved Fund. The consent of the Fronting Bank and the lender of any Swingline Loan will be required for any assignment under the Revolving Credit Facility.

Assignments Generally: An assignment fee in the amount of $3,500 will be charged with respect to each assignment unless waived by the Administrative Agent in its sole discretion. Each Lender will also have the right, without consent of the Borrowers or the Administrative Agent, to assign as security all or part of its rights under the loan documentation to any Federal Reserve Bank.

Participations: Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate, maturity date and releases of (a) the guaranty by Holdings, (b) if relevant to such participation, the guaranty of the obligations of the Cayman Borrower by WDT, and (c) all or substantially all of the value of the guaranties of the Borrowers’ obligations made by the other Guarantors.

Waivers and Amendments:	Amendments and waivers of the provisions of the loan agreement and other definitive credit documentation will require the approval of Lenders holding loans and commitments representing more than 50% of the aggregate amount of the loans and commitments under the Senior Credit Facilities (the “Required Lenders”), except that (a) the consent of each Lender shall be required with respect to (i) the waiver of certain conditions precedent to the initial credit extension under the Senior Credit Facility, (ii) the amendment of certain of the pro rata sharing provisions, (iii) the amendment of the voting percentages of the Lenders, and (iv) the release of (A) the guaranty by Holdings or (B) all or substantially all of the value of the guaranties of the Borrowers’ obligations made by the other Guarantors; (b) the consent of each Lender directly and adversely affected thereby shall be required with respect to (i) increases or extensions in the commitment of such Lender, (ii) reductions of principal, interest (other than waivers of default interest) or fees, (iii) extensions of scheduled maturities or times for payment of such Lender and (iv) the release of WDT as guarantor of the obligations of the Cayman Borrower and (c) the consent of the Lenders holding more than 50% of the loans and commitments under the applicable Senior Credit Facility shall be required with respect to certain other matters (including, without limitation, requiring the consent of Lenders holding a majority of the commitments and outstanding loans under the Revolving Credit Facility in order for any amendment, consent or waiver to have the effect of permitting the conditions precedent to a draw under the Revolving Credit Facility to be satisfied that would not otherwise be satisfied in the absence of such amendment, consent or waiver).

Notwithstanding the foregoing, the definitive loan documentation shall include language to permit one or more “amend and extend” transactions as mutually agreed upon.

Indemnification:	Holdings and the Borrowers will indemnify and hold harmless the Administrative Agent, the Lead Arranger, each Lender and their respective affiliates and their partners, directors, officers, employees, agents and advisors (the “Indemnitees”) from and against all losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses arising out of or relating to the Senior Credit Facilities, the Transactions, the Borrowers’ use of loan proceeds or the commitments, including, but not limited to, reasonable attorneys’ fees (including the allocated cost of internal counsel) and settlement costs, except to the extent such loss, claim, damage, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnitee’s gross negligence, bad faith (including, without limitation, a material breach of the Senior Credit Facilities) or willful misconduct. Such indemnities (i) for fees and expenses of legal counsel shall be limited to fees and expenses of one outside legal counsel for the Administrative Agent and one outside legal counsel for the other Indemnitees, taken together, absent a conflict of interest, and any necessary local or foreign counsel (limited to one or, in the case of a conflict of interest, two such local or foreign counsel in each jurisdiction) and (ii) shall not be applicable in the case of disputes solely between or among Indemnitees (provided that in the event of such a dispute involving a claim or proceeding brought against the Administrative Agent or the Lead Arranger (in each case, in its capacity as such) by other Indemnitees, the Administrative Agent or the Lead Arranger (in each case, in its capacity as such), as applicable, shall be entitled (subject to the other limitations and exceptions set forth above) to the benefit of such indemnities) not relating to or in connection with acts or omissions by Holdings, any Borrower or any of their respective affiliates. Without derogating or in any manner limiting the Indemnitees’ rights to indemnity under this provision, Holdings and the Borrower, on the one hand, and the Indemnitees, on the other hand, shall not assert any claim for special, indirect, consequential or punitive damages against each other, any of their affiliates, or any of their respective directors, officers, partners, employees, attorneys and agents, on any theory of liability, arising out of or otherwise relating to the Senior Credit Facilities, the Acquisition Agreement or the Transactions. This indemnification shall survive and continue for the benefit of all such persons or entities.

Governing Law:	State of New York.

Pricing/Fees/ Expenses:	As set forth in Addendum I.

Other:	Each of the parties shall (i) waive its right to a trial by jury and (ii) submit to New York jurisdiction. The loan documentation will contain customary increased cost, withholding tax, capital adequacy and yield protection, replacement of lender and Defaulting Lender provisions, it being understood that (a) the commitments and loans of Defaulting Lenders shall be excluded for the purpose of making a determination of Required Lenders (as defined below), (b) Defaulting Lenders will have no vote under the loan documentation, except that the commitment of Defaulting Lenders may not be increased or extended without the consent of such Defaulting Lender and any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender, (c) Defaulting Lenders may be replaced by the Borrower, and (d) no Lender, for so long as it is a Defaulting Lender, shall be entitled to receive (and the Borrower shall not be obligated to pay to such Defaulting Lender) either (i) a Letter of Credit fee on its pro rata share of any issued and outstanding Letter of Credit (except to the extent it has provided cash collateral therefor, and though such Letter of Credit fee may be payable to the Fronting Bank) or (ii) a commitment fee.

ADDENDUM I
PRICING, FEES AND EXPENSES

Interest Rates:	The interest rates per annum applicable to the Senior Credit Facilities (other than in respect of Swingline Loans) will be LIBOR plus the Applicable Margin (as defined below) or, at the option of the applicable Borrower, the Base Rate (to be defined as the highest of (x) the Bank of America prime rate, (y) the Federal Funds rate plus 0.50% and (z) the LIBOR Rate applicable for an interest period of one month plus 1.00%) plus the Applicable Margin. “Applicable Margin” means a percentage per annum to be determined in accordance with the Pricing Grid (as defined below). Each Swingline Loan shall bear interest at the Base Rate plus the Applicable Margin for Base Rate loans or such other rate as may be agreed by the lender of Swingline Loans.

The applicable Borrower may select interest periods of one, two, three or six months for LIBOR loans, subject to availability. Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly.

During the continuance of any payment default under the loan documentation, the Applicable Margin on the unpaid principal amount of such over-due loans under the Senior Credit Facilities shall increase by 2% per annum.

Commitment Fee:	Commencing on the Closing Date, a commitment fee of a percentage per annum determined in accordance with the Pricing Grid shall be payable on the actual daily unused portions of the Senior Credit Facility. Such fee shall be payable quarterly in arrears, commencing on the first quarterly payment date to occur after the Closing Date. Swingline Loans will not be considered utilization of the Revolving Credit Facility for purposes of this calculation.

Letter of
Credit Fees:	Letter of Credit fees shall be payable on the maximum amount available to be drawn under each Letter of Credit at a rate per annum equal to the Applicable Margin from time to time applicable to LIBOR loans under the Revolving Credit Facility. Such fees will be (a) payable quarterly in arrears, commencing on the first quarterly payment date to occur after the Closing Date, and (b) shared proportionately by the Lenders under the Revolving Credit Facility. In addition, a fronting fee shall be payable to the Fronting Bank for its own account, in the amount and at the times set forth in the Fee Letter.

Ticking Fees:	You will pay to the Administrative Agent, for the pro rata account of the Lenders (including Bank of America) based on their commitments and calculated during the relevant period of such commitments, a commitment fee of 0.35% per annum (calculated on the basis of actual number of days elapsed in a year of 360 days) on the aggregate principal amount of the Senior Credit Facilities as set forth in the Commitment Letter, such fee to accrue from and after the earlier of (a) the date on which a Successful Syndication is achieved and (b) April 20, 2011, and to be payable in full upon the earlier of (i) the Closing Date and (ii) the date of termination of the commitment under the Commitment Letter in accordance with its terms. Unless otherwise consented to by the Administrative Agent, if the Closing Date occurs then the commitment of each Lender shall be computed based on such Lender’s share of the Senior Credit Facilities funded by it on the Closing Date.

Pricing Grid:	The Applicable Margin, the Commitment Fee and the Letter of Credit fee shall, at the times provided, be determined in accordance with the following pricing grid (the “Pricing Grid”), with the Consolidated Leverage Ratio at closing being calculated pro forma for the Transactions:

	Applicable
	Margin for	Applicable
	LIBOR	Margin for
	Loans/Letter of	Base Rate	Commitment
Consolidated Leverage Ratio	Credit Fees	Loans	Fee
Less than or equal to 0.50 to 1.00	1.50%	0.50%	0.25%
Greater than 0.50 to 1.00, but less than or equal to 1.25 to 1.00	2.00%	1.00%	0.35%
Greater than 1.25 to 1.00, but less than or equal to 2.00 to 1.00	2.25%	1.25%	0.40%
Greater than 2.00 to 1.00	2.50%	1.50%	0.50%

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Calculation of
Interest and Fees:	Other than calculations in respect of interest at the Bank of America prime rate or the federal funds rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360 day year.

Cost and Yield Protection;
Defaulting Lenders:	Customary for transactions and facilities of this type, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments, changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes. The definitive loan documentation shall also contain provisions relating to cash collateralization for, and/or reallocation among other Lenders of participations in, Letters of Credit in the event any lender becomes a Defaulting Lender (limited to the Defaulting Lender’s pro rata reimbursement obligations in respect of Letters of Credit), as well as certain other Defaulting Lender provisions.

Expenses:	The Borrowers will pay all reasonable costs and documented out-of-pocket expenses of the Administrative Agent and the Lead Arranger associated with the preparation, due diligence, administration, syndication and closing of all loan documentation, including, without limitation, the legal fees of one lead counsel to the Administrative Agent and the Lead Arranger and of appropriate local counsel, if any, limited to one such counsel is each jurisdiction, regardless of whether or not the Senior Credit Facilities are closed. The Borrowers will also pay the expenses of the Administrative Agent, the Lead Arranger and each Lender in connection with the enforcement of any of the loan documentation.

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EXHIBIT B
(to Commitment Letter)
Conditions Annex
Capitalized terms used but not otherwise defined herein shall have the meaning given thereto in the Commitment Letter dated as of March 7, 2011 by and among Holdings, the Borrowers, Bank of America and the Lead Arranger (the “Commitment Letter”) to which this Exhibit B is attached, or if not defined therein, in the Summary of Terms and Conditions attached to the Commitment Letter as Exhibit A (the “Summary of Terms”).
Closing Conditions
The closing of the Senior Credit Facilities and the initial extension of credit under the Senior Credit Facilities will be subject to satisfaction of the following conditions precedent:
1. The negotiation, execution and delivery of definitive documentation with respect to the Senior Credit Facilities in customary form incorporating the terms and conditions outlined set forth in the Commitment Letter and the Summary of Terms and, to the extent not inconsistent therewith, otherwise reasonably satisfactory to Holdings, the Borrowers, the Lead Arranger, the Administrative Agent and the applicable Lenders.
2. The Administrative Agent and the Lead Arranger shall have received:
a. such customary corporate resolutions, certificates and other documents as the Administrative Agent shall customary and reasonably require and reasonably satisfactory opinions of (i) counsel to Holdings, the Borrowers and the Guarantors (which shall cover, among other things, authority, legality, validity, binding effect and enforceability of the documents for the Senior Credit Facilities), and (ii) appropriate local counsel (which, in each case, shall expressly permit in a customary manner reliance by successors and permitted assignees of the Administrative Agent and the Lenders);
b. evidence of receipt of all material governmental, shareholder and third party consents (including Hart-Scott-Rodino clearance) and approvals necessary in connection with the Transactions expiration of all applicable waiting periods without any adverse action being taken by any competent authority that prevents or imposes any material adverse conditions on Holdings, the Borrowers, the Target or their respective subsidiaries taken as a whole or the consummation of the Transactions;
c. a pro forma consolidated balance sheet as of the end of the most recently ended fiscal year and fiscal quarter at least 45 days before the Closing Date and related statements of income and cash flows of Holdings and its subsidiaries after giving effect to all elements of the Transactions to be effected on or before the Closing Date for the most recently ended fiscal year and fiscal quarter ended at least 45 days before the Closing Date, together with a certificate of the chief financial officer of Holdings to the effect that such statements accurately present in all material respects the pro forma financial position of the Holdings and its subsidiaries in accordance with GAAP (and in any event after giving effect to the Transactions);

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d. certification as to the solvency of Holdings and its subsidiaries on a consolidated basis (after giving effect to the Transactions and the incurrence and repayment of indebtedness related thereto) from the chief financial officer of Holdings, in form and substance satisfactory to the Administrative Agent and demonstrating that after giving pro forma effect to the Transactions, the Consolidated Leverage Ratio is not greater than 1.50 to 1.00;
e. all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, that has been reasonably requested not less than five business days prior to the Closing Date;
f. payment of all accrued reasonable fees and expenses of the Lead Arranger, the Administrative Agent (including the reasonable fees and expenses of counsel (including any reasonably necessary local counsel) for the Administrative Agent and the Lead Arranger) to the extent a reasonably detailed invoice has been delivered to the Borrowers at least two business days prior to the scheduled Closing Date (except as otherwise reasonably agreed by the Borrowers); and
g. the audited consolidated balance sheets and related consolidated statements of income and cash flows of the Target and its subsidiaries for the fiscal years ended December 31, 2007, 2008, 2009 and, if available, 2010, and, to the extent available, the unaudited consolidated balance sheets and related consolidated statements of income and cash flows of the Target and its subsidiaries for each fiscal quarter ended after December 31, 2010 but not less than 45 days prior to the Closing Date.
3. The Acquisition shall be consummated pursuant to the Acquisition Agreement, substantially concurrently with the initial funding of the Senior Credit Facilities, without giving effect to any amendments thereto or any consents or waivers that, in any such case, are materially adverse to the Lenders in their capacities as Lenders (it being understood that any modification or amendment to the definition of “Material Adverse Effect” or equivalent term in the Acquisition Agreement shall be deemed to be materially adverse to the Lenders in their capacities as Lenders), without the consent of the Lead Arranger, such consent not to be unreasonably withheld or delayed. The Lead Arranger hereby acknowledges that it is satisfied with the Stock Purchase Agreement dated as of the date hereof by and among Holdings, the Cayman Borrower, the Seller and the Target (the “Acquisition Agreement”), and the disclosure schedules and exhibits thereto.
4. There shall not have occurred any circumstance, development, event, condition, effect or change (a) since July 2, 2010 that, individually or in the aggregate, has had an Acquisition Agreement Material Adverse Effect (defined below) on Holdings or the Cayman Borrower or (b) since December 31, 2010 that, individually or in the aggregate, has had or could reasonably be expected to have an Acquisition Agreement Material Adverse Effect on the Target.

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“Acquisition Agreement Material Adverse Effect” means any event, condition, change, effect, omission or occurrence which, individually or together with any other event, condition, change, effect, omission or occurrence occurring or coming into being after the date of the Acquisition Agreement that, (a) has had a material adverse effect or material adverse change on the assets, liabilities, properties, business, financial condition or results of operations of the applicable person and its subsidiaries, taken as a whole; except if due to (i) changes that adversely affect either the United States or global economy generally or the industry in which Holdings or the Target and their respective subsidiaries operate, except to the extent that such changes have a materially disproportionate effect on the applicable Party and its subsidiaries, taken as a whole, as compared to the impact on their principal competitors; (ii) the announcement, pendency or consummation of the transactions contemplated by the Acquisition Agreement, including, any resulting shortfalls or declines in unit sales, revenue, margins or profitability, loss of employees, cancellations of or delays in work for customers or other adverse customer reactions to the Acquisition Agreement; (iii) any decrease in the market price or trading volume of Holdings’ common stock, in and of itself (it being understood that the underlying cause of any such decrease may be taken into consideration); (iv) any failure to meet published analyst estimates of revenue, earnings or results of operations or failure to meet internal budgets, projects or forecasts of revenue, earnings or other financial performance or results of operations (it being understood that the underlying cause of any such failure may be taken into consideration); (v) acts of war or terrorism, which do not have a materially disproportionate impact on such Party and its subsidiaries, taken as a whole, as compared to the impact on its principal competitors; (vi) any changes in GAAP, changes in the interpretation of GAAP, or changes in any laws; (vii) the failure of the Cayman Borrower to consent to any of the actions proscribed in Section 6.1 of the Acquisition Agreement where such failure to consent would be a breach by the Cayman Borrower of Section 6.1 of the Acquisition Agreement or (ix) the performance of the Acquisition Agreement (including compliance with the covenants therein) or the failure to take any action prohibited by the Acquisition Agreement; or (b) has materially impaired the ability of the applicable person and/or its subsidiaries to consummate the transactions contemplated by the Acquisition Agreement.
5. Prior to or substantially concurrently with the Closing Date, the Refinancing, including the payment in full of all principal, interest, fees, expenses and other amounts outstanding under or in connection with the Existing Credit Agreement shall have been consummated and all such obligations and indebtedness shall be terminated and any liens securing any such obligations shall have been terminated.
6. The Administrative Agent shall have been provided with the Information Materials (including the Lender’s presentation) to be used in connection with the syndication of the Senior Credit Facilities and shall have been afforded a period of at least 30 consecutive days (excluding traditional blackout and holiday periods in the bank market), or such shorter time as may be agreed to by the Administrative Agent, after receipt of the Information Materials (including the Lender’s presentation) to syndicate the Senior Credit Facilities, with such syndication and assignments resulting therefrom being expressly subject to the proviso in the fifth paragraph of the Commitment Letter.
7. Prior to the occurrence of the Syndication Assistance Termination Date, unless consented to by the Lead Arranger, there shall be no competing offering, placement or arrangement of any material debt securities or bank financing by or on behalf of the Borrowers or any of their subsidiaries or affiliates (after giving effect to the Acquisition).
8. Subject to the Certain Funds Provision, all of the Specified Representations in the definitive loan documentation and all of the Specified Acquisition Agreement Representations shall be true and correct in all material respects (or, with respect to representations and warranties modified by materiality standards, in all respects) as of the date of such extension of credit (except to the extent such representations and warranties relate to an earlier date, as of such earlier date).

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